Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Berry Petroleum Company of our report dated September 29, 2008 relating to the Statements of Combined Revenues and Direct Operating Expenses for the oil and gas properties purchased by Berry Petroleum Company from a consortium of private sellers for each of the two years in the period ended December 31, 2007, which appears in Exhibit 99.4 in the Current Report on Form 8-K/A of Berry Petroleum Company dated September 29, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado

December 15, 2009